EXHIBIT 99.1

Ocean Bio-Chem, Inc. Declares Special Cash Dividend of $0.06 Per Share, 2015 Financial Results Reported

FORT LAUDERDALE, FL., March 31, 2016 --. Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today that its Board of Directors has declared a special cash dividend of $0.06 per share, payable on April 26, 2016 to holders of record of the Company's common stock on April 12, 2016.

Ocean Bio-Chem, Inc. President and CEO Peter Dornau stated: "We are pleased to be able to offer our shareholders the second cash dividend in our Company’s history. Two years ago, we provided a $0.05 per share cash dividend, and we believe that this second dividend demonstrates Ocean Bio-Chem’s continued solid financial condition and our ongoing appreciation of our investors.”

Mr. Dornau continued: “Our 2015 results reflect our high legal costs in connection with rigorously contested litigation between our subsidiary, Star brite Distributing, Inc., and a major competitor. Each party included a claim that the other engaged in false advertising in connection with competing products. In February 2016, a jury trial on the parties’ allegations was held in the United States District Court for the Southern District of Florida. While the jury found that neither party engaged in false advertising, we were especially gratified with the jury’s verdict that Star brite did not engage in false advertising on any of its claims with respect to its flagship product, Star Tron® Enzyme Fuel Treatment.”

For the year ended December 31, 2015, the Company reported net income of approximately $461,000 compared to net income of approximately $2,048,000 for the year ended December 31, 2014. Basic and diluted earnings per share were both $0.05 in 2015, compared to basic and diluted earnings per share of $0.23 in 2014. The Company reported net sales for 2015 of approximately $34.0 million compared to approximately $33.9 million for 2014.

(000's Omitted)
	Year Ended
	December 31,
	2015	2014
NET SALES	$33,987	$33,927
PRE-TAX INCOME	$703	$2,980
NET INCOME	$461	$2,048

EPS - BASIC & DILUTED	$0.05	$0.23

DIVIDENDS DECLARED PER COMMON SHARE	-	$0.05

The false advertising litigation was argued before the jury in a 13 day trial in February 2016. As a result, legal expenses with respect to the trial, which exceeded $1.0 million in the first quarter of 2016, will adversely affect the Company’s first quarter 2016 financial results.

Mr. Dornau stated: “With the trial now behind us, we intend to focus our efforts going forward on opportunities for continued growth of our brands. We should see growth in both sales and margins as the Company commences direct sales to a major mass retailer. Previously, sales to this retailer were made through distributors. In addition, during 2015, we continued to make progress in expanding distribution of our Performacide® products, which effectively kills viruses and bacteria and could help avoid major health problems. We have added distributors in several markets, and we anticipate agreements with additional distributors in 2016.”

Mr. Dornau concluded “We are confident that our opportunities, coupled with our emergence from the time-consuming and expensive litigation, will enable us to improve our operating performance in 2016. We appreciate the support of our shareholders for their continued confidence in our Company.”

Ocean Bio-Chem, Inc. (NASDAQ: OBCI), is a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite® Star Tron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures markets and distributes a line of products including disinfectants, sanitizers and deodorizers.

The Company's Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940-262-3584

Web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com, www.performacide.com and www.nos-guard.com.

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, expected growth in both sales and margins, anticipated agreements with additional distributors for Performacide® products, and improved operating performance in 2016, are forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; our inability to enter into additional agreements with distributors for Performacide® products; our inability to expand sales as a result of our advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates and prices for raw materials that are petroleum or chemical based, and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015.